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                                                                    EXHIBIT 99.1

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     UTILX Corporation
     22820 Russell Road                                     Larry D. Pihl
     P.O. Box  97009                                        Vice President & CFO
     Kent, Washington  98064-9709                           (253) 395-4596
     Tel: 253/395-0200
     Fax: 253/395-1040



                                   PRESS RELEASE
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     UTILX CORPORATION ANNOUNCES WILLIAM M. WEISFIELD ELECTED PRESIDENT AND CEO
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Kent, WA - November 20, 1998 - UTILX Corporation (Nasdaq: UTLX) announced today that its Board of Directors had elected its Chairman, William M.
Weisfield to the additional, permanent position of President and CEO. Mr. Weisfield has served on the Company's Board of Directors since January 1995 and as its Chairman since January 1996 and has been Acting President and CEO since October 30, 1998. Mr. Weisfield has previously been involved in several successful turn-arounds in the Puget Sound area.

The Weisfield name is well known for the chain of jewelry stores in the western U.S., for which Mr. Weisfield served as President and CEO in the 1970s. Currently, Mr. Weisfield is Senior Vice President of Benaroya Capital Corporation, a privately held, rapidly growing company specializing in development of Pacific Northwest real estate and investment in a wide range of U.S. operating companies. Mr. Weisfield has previously served as COO for Robbins Company, the largest underground tunnel boring manufacturing company in the world, and as President and CEO of Cornerstone Columbia Development Company, a real estate joint venture between Weyerhaeuser and Portland General Electric. Previous positions included President and CEO of Northwest Building Company, a real estate company, Brittsport Ltd., a Hong Kong based clothing manufacturer, and Quorum Corporation, a restaurant holding company. Weisfield has both a bachelor's degree and a law degree from the University of Washington and is a member of the Washington State Bar Association.

"I am pleased to be able to step into this position on a permanent basis," said Weisfield. "I see a great deal of potential in this business and have a high degree of confidence in the UTILX employees and their ability to serve our customers."

UTILX Corporation provides critical services for the installation and renovation of underground utilities in the U.S. and Canada through a network of regional sales and service centers. The Company also conducts service operations throughout Europe through its wholly owned subsidiary in the United Kingdom.

NOTE: TRANSMITTED ON BUSINESSWIRE ON NOVEMBER 20, 1998 AT 12:05PM  (PACIFIC)